UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2021 (December 22, 2021)

Bird Global, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41019	86-3723155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

392 NE 191st Street # 20388
Miami, Florida	33179
(Address of Principal Executive Offices)	(Zip Code)

(866) 205-2442

(Registrant’s telephone number, including area code)

406 Broadway, Suite 369

Santa Monica, California 90401

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BRDS	The New York Stock Exchange
Warrants, each whole warrant exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share	BRDS WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CFO Compensation Letter Agreement

On December 22, 2021, the Company’s Board of Directors (the “Board”) approved a compensation letter agreement with the Company’s Chief Financial Officer, Yibo Ling (the “Letter Agreement”). The material terms of the Letter Agreement are as follows.

Pursuant to the Letter Agreement, Mr. Ling will be granted an award of restricted stock units (“RSUs”) covering shares of the Company’s Class A Common Stock (the “RSU Award”) under the Company’s 2021 Incentive Award Plan (the “2021 Plan”). The material terms and conditions of the RSU Award are described below in the section entitled, “CFO Equity Award.”

Under the Letter Agreement, the RSU Award and Mr. Ling’s outstanding Company options (the “Ling Options”) are eligible to vest as follows:

(i)

if a Change in Control occurs prior to November 4, 2022, then (x) the RSU Award and (y) any shares underlying the Ling Options that are eligible to vest prior to such date (the “Eligible CIC Option Shares”) will fully vest and (as applicable) become exercisable on an accelerated basis, subject to Mr. Ling’s continued employment until immediately prior to the closing of such Change in Control; or

(ii)

if Mr. Ling experiences an Involuntary Termination within 60 days prior to a Change in Control, then, during such 60-day period, the RSU Award and any Eligible CIC Option Shares will remain outstanding and eligible to fully vest and (as applicable) become exercisable upon such Change in Control. If, however, a Change in Control does not occur within such 60-day period, the RSU Award and any Ling Options automatically will (to the extent then-unvested) be forfeited for no consideration.

For purposes of the benefits described above, a “Change in Control” is defined in the Letter Agreement to have the meaning set forth in the Company’s Amended and Restated Bird Global, Inc. 2017 Stock Plan, with respect to the Ling Options, or as set forth in the 2021 Plan, with respect to the RSU Award. In addition, an “Involuntary Termination” means a termination of Mr. Ling’s employment by the Company without “Cause” or by Mr. Ling for “Good Reason” (each as defined in the Letter Agreement).

In addition, under the Letter Agreement, if Mr. Ling experiences an Involuntary Termination, then:

(i)

the Company will pay to Mr. Ling a cash amount equal to three months of his annual base salary then in effect, payable in substantially equal installments over the three-month period following the termination date; and

(ii)

each then-unvested portion of the RSU Award and any Ling Option shall, in each case, vest and (as applicable) become exercisable on an accelerated basis as of the termination date with respect to the number of shares underlying the award that would have vested had Mr. Ling remained in continuous employment during the one-month period following such termination date (and calculated as though the RSU Award and Ling Options vest on a monthly basis from the applicable grant date).

Any severance payments and benefits described above will be conditioned upon Mr. Ling’s timely execution and non-revocation of the Company’s standard general release of all claims in a form prescribed by the Company.

The foregoing description of the Letter Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

CFO Equity Award

On December 22, 2021, the Board also approved the grant of the RSU Award to Mr. Ling, pursuant to the 2021 Plan. The material terms of the award are described below.

The RSU Award covers 2,345,274 shares of the Company’s Class A Common Stock, and it vests with respect to 25% of the RSUs on each of the first four quarterly anniversaries of November 4, 2021, subject to Mr. Ling’s (i) continued employment through the applicable vesting date and (ii) continued compliance with the restrictive covenants set forth in the award agreement evidencing the RSU Award. In addition, under the Letter Agreement, the RSU Award is subject to accelerated vesting provisions in connection with certain events, as described above in the section entitled, “CFO Compensation Letter Agreement.”

The award agreement evidencing the RSU Award contains customary restrictive covenants, including non-competition restrictions (effective during employment and for 18 months following a termination of employment) and non-solicitation restrictions (effective during employment and for two years following a termination of employment).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Compensation Letter Agreement by and between Bird Global, Inc. and Yibo Ling, dated December 22, 2021.

104	The cover page for this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bird Global, Inc.

Date: December 27, 2021	By:	/s/ Lisa Murison
	Name:	Lisa Murison
	Title:	General Counsel